Exhibit 99.1

SANCHEZ ENERGY ANNOUNCES FIRST QUARTER 2013 FINANCIAL RESULTS AND OPERATIONAL UPDATE;
FIRST QUARTER REVENUES RISE 303% ON 320% HIGHER PRODUCTION;
COMPANY ANNOUNCES INVESTOR CONFERENCE CALL — 2 P.M. EASTERN ON MAY 8, 2013

Houston (May 7, 2013 — PR Newswire) — Sanchez Energy Corporation (NYSE: SN) (the “Company” or “Sanchez Energy”), a fast growing independent oil and gas company focused on the liquids rich Eagle Ford formation in Texas, today announced the Company’s operating and financial results for the first quarter 2013, which included the following highlights:

HIGHLIGHTS FOR FIRST QUARTER 2013

•            Production of 355 MBOE, an increase of 106%, over the fourth quarter of 2012 and an increase of 320%, over the same period a year ago.

•            Revenues of $30.8 million, an increase of 85% over the fourth quarter of 2012 and an increase of 303% over the same period a year ago.

•            Adjusted earnings before interest, income tax, depletion, depreciation and amortization, and unrealized derivative activity (“Adjusted EBITDA attributable to common stockholders”), a non-GAAP financial measure defined and reconciled below, of $17.5 million, an increase of 114% over the fourth quarter of 2012 and an increase of 388% over the same period a year ago.

•            Adjusted Net Income attributable to common stockholders (“Adjusted Net Income”), a non-GAAP financial measure defined and reconciled below, of $4.3 million, an increase of 166% over the fourth quarter of 2012 and an increase of 197% over the same period a year ago.

MANAGEMENT COMMENTS

Tony Sanchez, III, President and Chief Executive Officer of Sanchez Energy, commented: “Production and revenues grew substantially this quarter as a result of our new well completions, continued strong oil prices and the start of natural gas processing in both our Palmetto and Marquis areas.  We exited the first quarter with 36 gross producing wells and have brought another 13 gross wells on line since that time.  Our current daily net production is now in excess of 7,500 boe/d with nine additional gross wells either drilling, waiting on completion or undergoing completion.  As a result of this growth in production, which started late in the first quarter, we foresee ongoing improvements in our key financial metrics in the second quarter and beyond.

We are on schedule to close the announced acquisition of the Cotulla area properties during the second quarter of this year.  That acquisition is expected to add approximately 4,000 to 5,000 boe/d of production resulting in an expected pro forma second quarter production exit rate in excess of 12,000 boe/d.  Upon closing of the transaction, or shortly thereafter, we will provide more specific, updated guidance pertaining to 2013 production and capital spending forecasts.”

OPERATIONAL UPDATE

Sanchez Energy currently has 49 gross producing wells and currently has nine gross wells in various stages of drilling or completion.  Nine new Palmetto wells have recently come on line with average initial production rates of 1,381 boe/d, bringing total producing well count in this area to 25 wells with four additional wells waiting on completion and two wells drilling.  Additionally, five new Prost wells in the Marquis area have recently come on line with average initial production rates of 1,044 boe/d, bringing total producing well count in this area to nine wells with one additional well undergoing completion, one well waiting on completion, and one well drilling.  A second rig will be deployed in Marquis in June. Our first well in Maverick for the year will spud in late May and is planned with a pilot hole to log and core the Pearsall and then complete horizontally in the Eagle Ford.

RESULTS FOR THREE MONTHS ENDED MARCH 31, 2013

Production volumes for the three months ended March 31, 2013 were 354.9 MBOE, an increase of 320% over the first quarter of 2012. The production increases in 2013 were due to the drilling and completing of 25 new wells since the first quarter of 2012, partially offset by normal production declines. At March 31, 2013, Sanchez Energy had 36 gross producing wells, 12 gross wells undergoing completion, three gross wells waiting on completion, and three gross wells drilling.

Revenues were $30.8 million for the first quarter of 2013, which includes oil revenues of $29.3 million.  This represents a 303% increase over first quarter 2012 revenues of $7.6 million.  The Company’s realized oil price, before the effects of derivatives, was $105.91 per barrel for the first quarter of 2013 compared to $107.13 for the same period a year ago.  The realized price for NGLs for the first quarter of 2013 was $17.83 per barrel compared to $36.16 for the same period a year ago.  The realized price for natural gas for the first quarter of 2013 was $3.37 per Mcf compared to $2.08 for the same period a year ago.  Overall, the average realized price that the Company received was $86.81 per BOE for the first quarter of 2013 as compared to $90.48 for the same period a year ago.  For the first quarter of 2013, the impact of unrealized losses on derivatives was $8.12 per BOE and the impact of realized losses on derivatives was $2.10 per BOE.  For the first quarter of 2012, unrealized losses on derivatives were $6.96 per BOE and realized losses on derivatives were $5.26.

Lease operating expenses (“LOE”) were $3.0 million, or $8.53 per BOE, for the first quarter of 2013, as compared to $0.8 million, or $9.17 per BOE, for the first quarter of 2012.  Production and ad valorem taxes were $2.1 million, or $5.77 per BOE, for the first quarter of 2013, as compared to $0.4 million, or $4.66 per BOE, for the first quarter of 2012. This quarter’s LOE increase was driven by the higher producing well count and was also adversely impacted by artificial lift problems at the first two wells drilled last year in our Marquis area. Remedial work was performed to solve these problems. We do not expect this unusual expense to be recurring.

General and administrative expense, excluding stock-based compensation expense, was $4.6 million for the first quarter of 2013, or $12.97 per BOE, as compared to $2.3 million, or $27.02 per BOE, for the first quarter of 2012.  This increase was due primarily to increased salary and wages as a result of additional staffing and support to manage the increasing levels of activity, as well as higher costs associated with being a new public company, consisting primarily of legal expenses, investor relation costs and consulting services.  In addition, we incurred $0.6 million in acquisition related costs.  For the three months ended March 31, 2013, we recorded non-cash stock-based compensation expense of approximately $3.1 million, or $8.83 per BOE, compared to $4.0 million, or $46.97 per BOE, for the first quarter of 2012.

Adjusted EBITDA attributable to common stockholders was $17.5 million, or $0.53 per basic and $0.48 per diluted common share, during the first quarter of 2013, as compared to $3.6 million, or $0.11 per basic and diluted common share, in the first quarter of 2012.

Depletion, depreciation, amortization and accretion expense for the first quarter of 2013 decreased to $37.68 per BOE, or $13.4 million, from $38.46 per BOE, or $6.6 million, for the fourth quarter of 2012 and increased to $37.68 per BOE, or $13.4 million, from $26.55 per BOE, or $2.2 million, for the first quarter of 2012.  This increase in the depletion rate primarily resulted from a substantial increase in the basis of our oil and natural gas properties, including $560.2 million in future development costs for our proved undeveloped reserves, which was an increase of 363% over our March 31, 2012 estimate of $70.0 million.  Estimated reserves at March 31, 2013 were 227% higher than at March 31, 2012.  Higher production for the first quarter of 2013 as compared to the same period in 2012 resulted in a $7.2 million increase in expense and the change in the depletion rate resulted in a $3.9 million increase in expense.

For the first quarter of 2013, Adjusted Net Income was $4.3 million, or $0.13 per basic and diluted share, as compared to $1.5 million, or $0.04 per basic and diluted share, during the first quarter of 2012.  Adjusted Net Income excludes certain non-cash items described below.

The Company reported a net loss attributable to common stockholders of $2.1 million, or $0.06 per basic and diluted common share, for the first quarter of 2013 as compared to a net loss of $3.0 million, or $0.09 per basic and diluted common share, reported for the first quarter of 2012.

A year-over-year quarterly summary comparison of revenues, operating costs, and expenses per BOE, as well an updated guidance for the second quarter and full year 2013 are summarized below:

			Guidance
	First	First	Second			Full
	Quarter	Quarter	Quarter			Year
	2012	2013	2013			2013 (1)

Production (MBOE)	85	355	700	—	800	3,500	—	4,000

REVENUES ($/BOE) (2)	$90.48	$86.81	N/A			N/A

OPERATING COSTS AND EXPENSES ($/BOE):
Oil and natural gas production expenses	$9.17	$8.53	$ 7.50	—	$ 8.50	$8.00	—	$ 9.00
Production and ad valorem taxes	$4.66	$5.77	$ 5.50	—	$ 6.50	$6.00	—	$ 7.00
General and administrative, excluding stock based compensation (3)	$27.02	$12.97	$ 4.50	—	$ 5.50	$5.00	—	$ 6.00

(1) Assumes the Cotulla acquisition closes 5/31/13.

(2) Excludes the impact of oil derivative instruments.

(3) Excludes stock-based compensation of $46.97 and $8.83 per BOE for the three months ended March 31, 2012 and 2013, respectively.

HEDGING UPDATE

As of March 31, 2013, the Company had the following crude oil swaps and put spreads covering anticipated future production.  Subsequent to the end of the quarter, an additional WTI swap was executed as indicated below:

	Derivative
Contract Period	Instrument	Barrels	Purchased	Sold
April 1, 2013 - December 31, 2013	WTI Put Spread	275,000	$95.00	$75.00
April 1, 2013 - December 31, 2013	WTI Swap	137,500	$97.10	n/a
April 1, 2013 - December 31, 2013	WTI Swap	275,000	$88.90	n/a
July 1, 2013 - December 31, 2013	WTI Put Spread	184,000	$90.00	$75.00
July 1, 2013 - December 31, 2013	WTI Swap	138,000	$94.50	n/a

As of March 31, 2013, the Company also had the following three-way crude oil collar contracts that combine a long and short put with a short call as indicated below:

Contract Period	Barrels	Short Put	Long Put	Short Call	Pricing Index
January 1, 2014 - December 31, 2014	547,500	$65.00	$85.00	$102.25	NYMEX West Texas Intermediate crude
January 1, 2014 - December 31, 2014	365,000	$75.00	$95.00	$107.50	Louisiana light sweet crude

Conference Call

Sanchez Energy will host a conference call for investors on May 8, 2013 at 2:00 p.m. EST (1:00 p.m. CST, 12:00 p.m. MST and 11:00 a.m. PST).  Interested investors can listen to the call by visiting our website at www.sanchezenergycorp.com and clicking on the First Quarter 2013 Conference Call button.  Webcast, both live and rebroadcast will be available over the internet at http://investor.sanchezenergycorp.com/phoenix.zhtml?p=irol-eventDetails&c=248475&eventID=4949548.

About Sanchez Energy Corporation

Sanchez Energy Corporation is a Houston, Texas-based, growth-oriented independent exploration and production company currently focused on the prolific Eagle Ford Shale trend of South Texas.  The Company has approximately 94,000 net acres targeting the liquids-rich Eagle Ford Shale, Pearsall Shale, Austin Chalk, and Buda Limestone. For more information about Sanchez Energy Corporation, please visit our website:  www.sanchezenergycorp.com.

Forward Looking Statements

This press release contains, and our officers and representatives may from time to time make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Sanchez Energy expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements relating to the consummation of the acquisition, the anticipated benefits of the acquisition if it is consummated, successfully obtaining the financing for the proposed acquisition and other aspects of the proposed acquisition. These statements are based on certain assumptions made by the Company based on management’s experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “profile,” “model,” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.

Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Sanchez Energy, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including but not limited to, the ability to satisfy all conditions precedent under the relevant acquisition documents and to successfully consummate the transactions contemplated by these documents, assumption of unknown liabilities in the acquisition, failure of the acquired assets to produce as anticipated, failure to successfully integrate the acquired assets, loss of our deposit under the acquisition agreement, continued production of oil and gas at historical rates, costs of operations, delays, and any other difficulties related to producing oil or gas, the price of oil or gas, marketing and sales of produced oil and gas, estimates made in evaluating reserves, competition, general economic conditions and the ability to manage and continue growth and other factors described in Sanchez Energy’s Annual Report for the fiscal year ended December 31, 2012 and any updates to those risk factors set forth in Sanchez Energy’s Quarterly Reports on Form 10-Q.  Further information on such assumptions, risks and uncertainties is available in Sanchez Energy’s filings with the Securities and Exchange Commission (“SEC”). Sanchez Energy’s filings with the SEC are available on its website at www.sanchezenergycorp.com and on the SEC’s website at www.sec.gov.  In light of these risks, uncertainties and assumptions, the events anticipated by Sanchez Energy’s forward-looking statements may not occur, and, if any of such events do, Sanchez Energy may not have correctly anticipated the timing of their occurrence or the extent of their impact on its actual results.  Accordingly, you should not place any undue reliance on any of Sanchez Energy’s forward-looking statements.  Any forward-looking statement speaks only as of the date on which such statement is made and Sanchez Energy undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Cautionary Note to U.S. Investors

The SEC permits oil and gas companies, in their filings with the SEC, to disclose proved, probable and possible reserves.  We may use certain terms in our press releases, such as net resource potential and other variations of the foregoing terms that the SEC’s guidelines strictly prohibit us from including in filings with the SEC.  U.S. Investors are urged to consider closely the reserves disclosures in our filings with the SEC available on our website at www.sanchezenergycorp.com and the SEC’s website at www.sec.gov.  You can also obtain this information from the SEC by calling its general information line at 1-800-SEC-0330.

(Financial Highlights to follow)

Company contact:

Michael G. Long
Senior Vice President and Chief Financial Officer
Sanchez Energy Corp.
713-783-8000

SANCHEZ ENERGY CORPORATION

STATEMENTS OF OPERATIONS DATA

(unaudited)

	Three Months Ended
	March 31,
	2013	2012
	(in thousands, except per share amounts)
REVENUES:
Oil sales	$29,327	$7,461
Natural gas liquids sales	740	2
Natural gas sales	737	185
Total revenues	30,804	7,648
OPERATING COSTS AND EXPENSES:
Oil and natural gas production expenses	3,027	775
Production and ad valorem taxes	2,050	394
General and administrative	4,603	2,284
Total costs and expenses	9,680	3,453
Other items of income (expense) included in Adjusted EBITDA, as defined (1):
Other expense	(746)	(445)
Preferred stock dividends	(2,072)	—
Adjusted EBITDA allocable to participating securities	(763)	(158)
Adjusted EBITDA attributable to common stockholders, as defined (1)	$17,543	$3,592
Adjusted EBITDA per common share - basic (1)(2)	$0.53	$0.11
Adjusted EBITDA per common share - diluted (1)(2)	$0.48	$0.11
Other items of income (expense) included in Adjusted net income, as defined:
Depletion, depreciation, amortization and accretion	$(13,373)	$(2,244)
Interest expense	(1,084)	—
Interest income	21	8
Acquisition costs included in general and administrative	617	—
Allocation of adjustments above related to participating securities	576	94
Adjusted net income attributable to common stockholders, as defined (1)	$4,300	$1,450
Adjusted net income per common share - basic and diluted (1)(3)	$0.13	$0.04
Other non-cash items of income (expense) included in net loss:
Stock-based compensation	$(3,134)	$(3,970)
Unrealized losses on derivatives instruments	(2,882)	(588)
Acquisition costs included in general and administrative	(617)	—
Allocation of adjustments above related to participating securities	187	64
Net loss attributable to common stockholders	$(2,146)	$(3,044)
Net loss per common share - basic and diluted (3)(4)	$(0.06)	$(0.09)
Weighted average number of shares used to calculate net loss per common share - basic and diluted (3)(4)	33,099	33,000
Weighted average number of shares used to calculate Adjusted EBITDA per common share:
Unrestricted outstanding common shares - basic	33,099	33,000
Dilutive shares (2)	7,442	1,456
Denominator for diluted Adjusted EBITDA per common share	40,541	34,456
Weighted average number of shares used to calculate Adjusted net income per common share:
Unrestricted outstanding common shares - basic	33,099	33,000
Dilutive shares (3)	—	1,456
Denominator for diluted adjusted net income per common share	33,099	34,456

(1)         Adjusted EBITDA attributable to common stockholders, Adjusted EBITDA per common share, Adjusted net income attributable to common stockholders and Adjusted net income per common share are defined below.

(2)         The three months ended March 31, 2013 excludes 579,019 shares of weighted average restricted stock from the calculation of the denominator for diluted EBITDA per common share as these shares were anti-dilutive.

(3)         The three months ended March 31, 2013 excludes 579,019 shares of weighted average restricted stock and 7,422,400 shares of common stock resulting from an assumed conversion of the Company’s Series A Convertible Preferred Stock and Series B Convertible Preferred Stock from the calculation of the denominator for diluted loss per common share and Adjusted net income per common share as these shares were anti-dilutive.

(4)         The three months ended March 31, 2012 excludes 1,455,810 shares of weighted average restricted stock from the calculation of the denominator for diluted loss per common share as these shares were anti-dilutive.

SANCHEZ ENERGY CORPORATION

CONDENSED BALANCE SHEETS

(unaudited)

	March 31,	December 31,
	2013	2012
	(In thousands)
ASSETS:
Cash and cash equivalents	$269,630	$50,347
Available-for-sale investments	—	11,591
Oil and natural gas receivables	10,754	10,435
Fair value of derivative instruments	401	2,145
Other current assets	525	438
Property and equipment, net	431,304	348,855
Other assets	4,042	2,763

TOTAL ASSETS	$716,656	$426,574

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable - related entities	$30,360	$13,454
Accrued liabilities	48,526	44,828
Derivative premium liabilities	1,003	1,003
Fair value of derivative instruments	1,589	—
Asset retirement obligation	1,632	546
Long-term debt	50,000	—
Stockholders’ equity	583,546	366,743

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$716,656	$426,574

SANCHEZ ENERGY CORPORATION

PRODUCTION VOLUMES AND PRICES

(unaudited)

	Three Months Ended
	March 31,
	2013	2012
Production volumes -
Oil (MBo)	276.9	69.6
NGLs (MBbls)	41.5	0.1
Natural gas (MMcf)	218.6	89.0
Total oil equivalent (MBOE)	354.9	84.5

Average sales price -
Oil ($ per Bo)(1)	$105.91	$107.13
NGLs ($ per Bbl)	$17.83	$36.16
Natural gas ($ per Mcf)	$3.37	$2.08
Oil equivalent ($ per BOE)(1)	$86.81	$90.48

(1) Excludes the impact of oil derivative instruments.

SANCHEZ ENERGY CORPORATION

RECONCILIATION OF NON-GAAP MEASURES

(unaudited)

I.                Adjusted EBITDA attributable to common stockholders (“Adjusted EBITDA”) is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors, commercial banks and others, to assess our operating performance as compared to that of other companies in our industry, without regard to financing methods, capital structure or historical costs basis.  It is also used to assess our ability to incur and service debt and fund capital expenditures.  We define Adjusted EBITDA as net income (loss):

Plus:

•                  Interest expense, including realized and unrealized losses on interest rate derivative contracts;

•                  Income tax expense (benefit);

•                  Depletion, depreciation and amortization;

•                  Accretion of asset retirement obligations;

•                  Loss (gain) on sale of oil and natural gas properties;

•                  Unrealized losses on derivatives;

•                  Impairment of oil and natural gas properties;

•                  Stock-based compensation expense; and

•                  Other non-recurring items that we deem appropriate.

Less:

•                  Preferred stock dividends;

•                  Interest income;

•                  Unrealized gains on derivatives; and

•                  Other non-recurring items that we deem appropriate.

The following table presents a reconciliation of our net income (loss) to Adjusted EBITDA (in thousands, except per share data):

	Three Months Ended
	March 31,
	2013	2012
Net loss	$(74)	$(3,044)
Less: Preferred stock dividends	(2,072)	—
Net loss attributable to common shares and participating securities	(2,146)	(3,044)
Plus:
Interest expense	1,084	—
Unrealized losses on derivative instruments	2,882	588
Depreciation, depletion, amortization and accretion	13,373	2,244
Stock-based compensation	3,134	3,970
Less:
Interest income	(21)	(8)

Adjusted EBITDA	18,306	3,750
Adjusted EBITDA allocable to participating securities	(763)	(158)
Adjusted EBITDA attributable to common stockholders	$17,543	$3,592

Adjusted EBITDA per common share:
Basic	$0.53	$0.11
Diluted (1)	$0.48	$0.11

Weighted average number of unrestricted outstanding common shares used to calculate EBITDA per share	33,099	33,000
Dilutive shares (1)	7,442	1,456
Denominator for diluted EBITDA per common share	40,541	34,456

(1)         The three months ended March 31, 2013 excludes 579,019 shares of weighted average restricted stock from the calculation of the denominator for diluted earnings per common share as these shares were anti-dilutive.

Our Adjusted EBITDA should not be considered an alternative to net income (loss), operating income (loss), cash flow provided by or used in operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.  Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner.

II.           We present Adjusted Net Income attributable to common stockholders (“Adjusted Net Income”) in addition to our reported net income (loss) in accordance with GAAP. This information is provided because management believes exclusion of the impact of our unrealized derivatives not accounted for as cash flow hedges and stock-based compensation expense will help investors compare results between periods and identify operating trends that could otherwise be masked by these items and to highlight the impact that commodity price volatility has on our results. We define Adjusted Net Income as net income (loss):

Plus:

•                  Unrealized losses on derivatives;

•                  Stock-based compensation expense; and

•                  Other non-recurring items that we deem appropriate.

Less:

•                  Preferred stock dividends;

•                  Unrealized gains on derivatives; and

•                  Other non-recurring items that we deem appropriate.

The following table presents a reconciliation of our net income (loss) to Adjusted Net Income (in thousands, except per share data):

	Three Months Ended
	March 31,
	2013	2012
Net loss	$(74)	$(3,044)
Less: Preferred stock dividends	(2,072)	—
Net loss attributable to common shares and participating securities	(2,146)	(3,044)
Plus:
Unrealized losses on derivative instruments	2,882	588
Stock-based compensation	3,134	3,970
Acquisition costs included in general and administrative	617	—

Adjusted net income	4,487	1,514
Adjusted net income allocable to participating securities	(187)	(64)
Adjusted net income attributable to common stockholders	$4,300	$1,450

Adjusted net income per common share - basic and diluted (1)	$0.13	$0.04

Weighted average number of unrestricted outstanding common shares used to calculate adjusted net income per common share	33,099	33,000
Dilutive shares (1)	—	1,456
Denominator for diluted adjusted net income per common share	33,099	34,456

(1)         The three months ended March 31, 2013 excludes 579,019 shares of weighted average restricted stock and 7,422,400 shares of common stock resulting from an assumed conversion of the Company’s Series A Convertible Preferred Stock and Series B Convertible Preferred Stock from the calculation of the denominator for diluted earnings per common share as these shares were anti-dilutive.

Adjusted Net Income is not intended to represent cash flows for the period, nor is it presented as a substitute for net income (loss), operating income (loss), cash flows provided by or used in operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.